EXHIBIT 10.1
PURCHASE AND SALE AGREEMENT

                This PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of May 20, 2009 by and between REOSTAR ENERGY CORPORATION, a Nevada corporation (the "Purchaser" or "REOS"), and ZAZA ENERGY, LLC, a Texas limited liability company ("ZaZa"), and Eli Smith and Associates (collectively, the "Sellers").

                WHEREAS, the Sellers desire to sell the properties listed in Exhibit A attached hereto (the "Properties") containing approximately 13,000 gross mineral acres located in Lavaca County, Texas, to the Purchaser in exchange for cash, while retaining certain overriding royalty interests, and back-in after prospect payout rights.

                WHEREAS, ZaZa and REOS desire to act as the "Operator of Record" and "Contract Operator," respectively, in connection with the development of and subsequent operations of the Properties for the benefit of the owners thereof;

                WHEREAS, concurrent with or prior to the Closing of the transaction contemplated by this Agreement, the Purchaser shall have consummated a debt or equity financing (or a combination thereof) for a minimum aggregate amount of Fifteen Million Dollars ($15,000,000) (the "Financing");

                WHEREAS, the parties desire to complete the transaction contemplated by this Agreement on the terms set forth herein.

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

                1.              DEFINITIONS. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined above in the Recitals and in this Section 1 have the meaning herein and assigned to them in the capitalized terms defined by inclusion in quotation marks and parenthesis elsewhere in the Agreement have the meaning so ascribed to them.

                                 a.         "Acquired Assets" means the Properties and the Related Records of the Sellers.

                                 b.         "Area" means the lands covered by the sketch attached as Schedule 1(b) and is also called the Hackberry Creek Project by the parties.

                                 c.         "Area of Mutual Interest" has the meaning ascribed to it in Section 7(b).

                                 d.         "Back-In After Prospect Pay Out Interest" has the meaning ascribed to it in Section 4(a)(ii).

                                 e.         "Basic Documents" means all of the oil, gas and other mineral leases and assignments of other interests which evidence the Properties and all contractually binding arrangements to which the Properties may be subject and which will be binding on the Properties or the Purchaser after the Closing (including without limitation, overriding royalty assignments, farmout and farmin agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, and joint operating agreements).

                                 f.         "Closing Date" has the meaning ascribed to it in Section 3(b).

                                 g         "Closing" has the meaning ascribed to it in Section 3(b).

                                 h.        "Contract Operator" means the entity that operates the Hackberry Creek Prospect through the functions and responsibilities defined in the Joint Operating Agreement ("JOA") and related documents executed on its behalf, defined herein as REOS.

                                 i.         "Existing Burdens" means (i) any royalty, overriding royalty, production payment, and other similar burdens on production which burden the Subject Leases at the time of acquisition, and (ii) the Reserved Overriding Royalty Interest.

                                 j.         "Financing" has the meaning ascribed to it in the Recitals.

                                 k.         "Operator of Record" means the entity that is a registered operator with the Railroad Commission of the State of Texas ("RRC") and files the necessary information with the RRC as it relates to the operation and reporting of the Hackberry Creek Prospect on its behalf for the benefit of all working interest and royalty owners in the same, defined herein as ZAZA.

                                 l.         "Overriding Royalty Interest" has the meaning ascribed to it in Section 4(a)(i).

                                 m.         "Properties" means all of the oil, gas and other mineral properties, leases, rights and undivided interests listed on Exhibit A.

                                 n.         "Prospect Payout" means, that point in time when the cumulative Proceeds received from the Wells drilled on the Hackberry Creek Project equal the cumulative Acquisition Costs, Seismic Costs, Exploration and Development Costs, and Operating Costs attributable to all such Wells incurred and paid pursuant to the Hackberry Creek Project.

                                 For purposes hereof, the following terms will have the meaning set out below,

i. "Proceeds" means the sum of (a) the proceeds realized from the sale of production from all Wells, after excluding the Existing Burdens attributable thereto, (b) any sales proceeds realized from the sale or other disposition of part, or all, of an interest in the Wells, or the Subject Leases, (c) any insurance proceeds received in respect of loss or damage to Wells, or the Subject Leases, and (d) proceeds received in respect of damages pursuant to any settlement or judgment in legal proceedings affecting the Wells, Subject Leases or operations thereon.

ii. "Exploration and Development Costs" of the Wells means all actual third party direct costs and expenses incurred or paid with respect thereto, including but not limited to (a) costs of drilling, re-entering, logging, testing, completing, and equipping such Well(s) for production, (b) that portion of drilling rate overhead charges allocated to such

Well(s) under the applicable JOA, and (c) costs of plugging and abandoning and surface restoration for any such well completed as a dryhole.

                                 iii.         "Operating Costs" of a Well means all costs incurred in producing such Well and disposing of such production including, but not limited to:

                                              (1)         Labor and other services necessary for the maintenance and operations of such Well;

                                              (2)         Materials, supplies, transportation, repairs, and replacements used in the maintenance and operation of such Well, including replacements for all parts of machinery, equipment, tanks, or other equipment to replace and/or repair original Well and/or lease equipment;

                                              (3)         Reworking or re-equipping such Well;

                                              (4)        Gathering, treating, processing, transporting, and marketing of production from such Well; and ad valorem, severance, gathering, windfall profits, or other applicable taxes; and

                                              (5)        That portion allocated to such Well in accordance with the usual and customary accounting practices of all other costs (including, but not limited to, overhead costs of the Contract Operator as set out in the JOA) which, pursuant to such accounting practices, are determined to be Operating Costs.

                                 iv.        "Acquisition Costs" means the sum of all costs incurred and paid that are associated with acquiring the Subject Leases, including land brokerage, title and curative costs, and all delay rentals paid.

v. "Seismic Costs" means all costs incurred and paid in connection with the Exploration Program, including without limitation costs of acquiring seismic permits, options and licenses attributable to the Area.

                                 o.         "Related Records" means all the files, records and data relating to the Acquired Assets, including without limitation, title records (including abstracts of title and title curative documents), geological and geophysical interpretations, seismic records (to the extent the same are transferable) and related contracts, correspondence owned by the Sellers.

                                 p.         "Subject Leases" means the Oil, Gas and Mineral Leases covering portions of the Project Area acquired or to be acquired in connection with Exploration efforts identified pursuant to this Agreement. Assignments to the Subject Leases shall be made to the Parties in conjunction with closing of the Purchase and Sales Agreement or immediately if agreement has been executed and if proper elections and payments have been made. Each lease assignment will provide that the lease reverts to Seller if the lease has not been included in a drilling or production unit prior to two hundred seventy (270) days from the lease termination date.

                                 q.        "Working Interest" means the operating interests under an oil and gas lease and when used in the plural, the aggregate of all such interests.

                2.             SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

                                 a.         Sale of Assets By the Sellers. At the Closing, for the consideration set out in Section 3 below, the Sellers shall grant, sell, convey and assign to the Purchaser all right, title and interest of Sellers in and to the Acquired Assets, except that as to each Property, the Sellers will retain (i) a One Percent (1%) Working Interest, (ii) an Overriding Royalty Interest in and to the Subject Leases equal to the positive difference between (a) Twenty-Five Percent (25%) of 8/8ths and (b) the lessor's royalty burden, determined on a lease by lease basis; in no event, however, to ever be less than Three Percent (3%) of 8/8ths. (ZaZa will deliver a Seventy-Five Percent (75%) to Seventy-Two Percent (72%) NRI in the Subject Leases using the above parameters), and (iii) a Back-In After Prospect Pay Out Interest, all as more fully described in Section 4(a), to have and hold the same unto Purchaser, its successors and assigns forever, and the Purchaser shall accept such grant, sale, conveyance, and assignment. The Overriding Royalty Interest and Back-in After Prospect Payout Working Interest shall be divided among the Sellers in accordance with the agreement between the Sellers dated 10/31/2008.

                                 b.         Assumption of Liabilities by the Purchaser. At the Closing, the Sellers shall transfer, assign and delegate to the Purchaser all of the liabilities set forth on Exhibit B hereto (the "Assumed Liabilities"), and the Purchaser shall accept such transfer, assignment and delegation and assume and undertake to pay, perform and discharge such Assumed Liabilities when due. Except for the Assumed Liabilities, the Purchaser shall not assume and shall not be liable or responsible for any liability of Sellers or any affiliate of Sellers.

                                 c.         Project Operations. REOS, as Contract Operator, will conduct the exploration and development across the Hackberry Creek Area and conduct operations on the Hackberry Creek Project. All Project exploration and development costs for the Area shall be paid by parties in accordance with their respective Working Interests. The Contract Operator shall invoice or AFE the parties in accordance with the JOA (as defined in Section 8g.)

                3.             PURCHASE CONSIDERATION; CLOSING DELIVERABLES.

                                 a.         Consideration. In exchange for the Acquired Assets, the Purchaser shall pay to ZaZa on behalf of the Sellers Five Million Five Hundred Thousand Dollars ($5,500,000) payable by wire transfer in immediately available funds. As additional consideration, the Purchaser agrees to assume the Assumed Liabilities. ZaZa shall dispurse funds in accordance with the agreement between the Sellers dated 10/31/2008.

                                 b.        Closing. The closing of the sale of the Acquired Assets and the other transactions contemplated hereunder (the "Closing") shall take place at the offices of ReoStar Energy Corporation, located at 3880 Hulen St., Ste 500, Fort Worth, Texas 76107 on or before August 1, 2009 or at such other time and place upon which the Sellers and the Purchaser shall mutually agree (the "Closing Date").

                                 c.        Deliverables by the Sellers. At the Closing, the Sellers shall (i) take all steps necessary to place the Purchaser in actual possession and control of the Acquired Assets and (ii) deliver the following items, duly executed by the Sellers as applicable, all of which shall be in a form and substance reasonably acceptable to the Purchaser and the Purchaser's counsel:

A.	A General Assignment and Bill of Sale from the Sellers covering all of the applicable Acquired Assets;

B.	An Assignment and Assumption Agreement covering all of the Assumed Liabilities;

C.	Assignments of all leases and interests covering all of the applicable Acquired Assets from Eli Smith (the title nominee of record);

D.	All other Basic Documents or instruments of assignment, transfer, or conveyance, in each case dated as of the date of this Agreement, as the Sellers and the Purchaser and their respective counsels shall reasonably deem necessary or appropriate to vest in or confirm title to the Acquired Assets;

E.	A certificate of existence and of good standing for each of the Sellers from the Secretary of State of the State of Texas, dated within ten (10) days of the Closing;

F.	Copies of resolutions, certified by the Secretary of each of the Sellers as to the authorization of this Agreement and all of the transactions contemplated hereby;

G.	A fully executed Joint Operating Agreement covering the Acquired Assets and the AMI in the form attached as Schedule 3(d)(iv); and

H.	A fully executed copy of this Agreement.

                                 d.        Deliverables by the Purchaser. At the Closing, the Purchaser shall (i) deliver to the Sellers in the aggregate the consideration set forth in Section 3(a) above, and (ii) deliver the following items, duly executed by the Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to the Sellers and Sellers' counsel:

A.	An Assignment and Assumption Agreement covering all of the Assumed Liabilities;

B.	A certificate of existence and of good standing for the Purchaser from the Secretary of State of the State of Nevada, dated within ten (10) days of the Closing and evidence that Purchaser is qualified to do business and in good standing in the State of Texas, again dated within ten (10) days of the Closing;

C.	Copies of resolutions of the Purchaser's board of directors, certified by the Secretary of the Purchaser as to the authorization of this Agreement and all of the transactions contemplated hereby;

D.	A fully executed Joint Operating Agreement covering the Acquired Assets and the AMI in the form attached as Schedule 3(d)(iv); and

E.	A fully executed copy of this Agreement.

                4.             TITLE MATTERS.

                                 a.         Interest to be Transferred. The Sellers will transfer to Purchaser Sellers' entire ownership interest in the Properties except that Sellers will retain the following interests and at the time of the transfer each of the Properties will be burdened by the following interests in favor of Sellers, in addition to any third party and lessor burdens:

                                                                  i.        An Overriding Royalty Interest in and to the Subject Leases equal to the positive difference between (a) Twenty-Five Percent (25%) of 8/8ths and (b) the lessor's royalty burden, determined on a lease by lease basis; in no event, however, to ever be less than Three Percent (3%) of 8/8ths. ZaZa will deliver a Seventy-Five Percent (75%) to Seventy-Two Percent (72%) NRI using the above parameters;

                                                                  ii.        A Back-In After Prospect Pay Out Interest equal to a Twenty Percent (20%) Working Interest. Once Prospect Payout is achieved in the first instance, the Back-In After Prospect Payout Interest will apply to all prospect expenses and revenue incurred or received thereafter; and

                                                                  iii.        A One Percent (1%) Working Interest.

To the extent that a Subject Lease described in this Agreement covers less than the full interest in oil, gas and other minerals in the lands covered by such lease, the Overriding Royalty Interest and Back-In After Prospect Payout Interest therein retained by Sellers shall be proportionately reduced in the proportion that the interest covered by such Subject Lease bears to the full interest therein. Sellers shall have the right but not the obligation to pay off their respective outstanding payout balance and be vested in its Back-In After Prospect Payout Interest at any time.

                                 b.        General Access. Prior to the execution hereof, the Sellers have granted the Purchaser access to their respective records. Until Closing, the Sellers will, except to the extent that the Sellers are prohibited therefrom by any agreement, contract or license to which they are a party (i) give to the Purchaser and its representatives (such representatives to include consultants, other attorneys and other advisors of the Purchaser) full access to all the documents evidencing the Properties and the Related Records, as well as all of the offices and personnel of Sellers and any other document pertaining to the Acquired Assets, including without limitation, all abstracts of title, lease files, title policies, title opinions, title records and files which the Sellers may have (or have access to) relating in any way to the Properties, and any geological and geophysical interpretations, (ii) use reasonable efforts to obtain and submit to the Purchaser or its representatives as promptly as practical, such abstracts, title reports, status reports, certificates of title, certificates of facts and other evidence of title covering and other information with respect to the Properties that are reasonably available and that the Purchaser may reasonably request; and (iii) authorize the Purchaser and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of the Sellers concerning title related matters.

                                 c.         Covenants Relating to Title. From and after the date hereof and until the Closing, each of the Sellers covenants and agrees to (i) use its reasonable efforts to provide the Purchaser with a listing of all consents, approvals, waivers and agreements of all other parties and governmental authorities which are necessary to the consummation of the transactions provided for herein, (ii) use its reasonable efforts to make all filings which may be made (and to record all instruments that may be recorded), with respect to the Properties, in (x) the Bureau of Land Management Records and (y) the records of the respective counties in which the Properties are situated, in order that the records maintained by the Bureau of Land Management and the real property records of such counties shall accurately reflect Seller's current interest in the Properties, including those interests to be evidenced by assignments due to Seller but not yet made to the Seller.

                                 d.         Marketable Title. The parties acknowledge that there are certain assignments of interests with respect to the Properties listed on Exhibit A that will be received by the Sellers after execution of this Agreement, which interests are to be included in the Acquired Assets to be transferred to the Purchaser hereunder. Likewise, pursuant to the terms hereof, certain assignments of interests affecting the Properties may be made by the Sellers to third parties prior to the Closing, as allowed, including but not limited to the Overriding Royalty Interests, Back-In Prospect After Pay Out Interest, and One Percent (1%) Working Interest. The title warranties of the Sellers hereunder, and the documents transferring title to the Purchaser at the Closing, shall be applicable after taking into account such assignments and reservations.

                                 e.        Notice of Title Defect.

                                                        i.        The Purchaser agrees to use its reasonable efforts to identify promptly any issues with respect to the Properties that are title defects ("Title Defects") and shall, upon identifying any Title Defects, promptly notify the Sellers of the same; provided, however, that Purchaser may, but is not required to cure any Title Defect of concern to the Purchaser prior to notifying Sellers. No later than forty-five (45) calendar days after the Closing, Purchaser shall have identified in writing for the Sellers, as applicable, each Title Defect. Any Title Defect not so identified will be waived. At the time the Purchaser gives notice of an uncured Title Defect to the Sellers, Purchaser shall deliver to Sellers all files and other related information and data developed by the Sellers and the Purchaser in connection with the Property in question and any curative efforts reasonably related thereto.

                                                       ii.        Each of the Sellers agrees to use its reasonable efforts to cure each Title Defect so as to render the title to the respective Property "defensible," which is defined as entitling Seller to receive not less than the net revenue interests and Working Interests shown in the applicable Assignments. Each of the Seller shall promptly deliver to the Purchaser written notice of all Title Defects that such Seller has cured and written notice with respect to all Title Defects not cured. If the Seller fails to cure one or more Title Defects that the Purchaser requests be cured, the Purchaser may, at its option:

                                                                  a.        Waive such Title Defects and proceed with the terms and provisions of this Agreement; or

                                                                  b.        Accept title to the Title Defect acreage as represented by the Seller, pursuant to Seller's written agreement of indemnity in which event the Seller shall agree to indemnify and hold Purchaser harmless for any loss or damage sustained by Purchaser as a result of the existence of such Title Defect; provided, however, that Seller's liability under such indemnity shall be limited to the portion of the purchase price under Section 3(a) allocated to such Title Defect, which allocation shall be part of the indemnity and be based on the pro rata net mineral acreage subject to the uncured Title Defect.

The remedies set out in Subsections 4(e)(ii)(a) and b are the only remedies available to Purchaser with respect to a Title Defect or misrepresentation or failure of warranty with respect to a matter of title affecting the Properties and Purchaser waives all other remedies in connection with such matters.

                5.             CONSENTS.

                                 a.        Consents of Lessors. Schedule 5(a) contains a list of all leases which require, as a condition of transfer of Sellers' interest thereunder, consents of any third party. To the best of each of the Seller's knowledge, Schedule 5(a) represents a complete and accurate record of all leases requiring such consent. If at the Closing, these consents which are required in order not to render an assignment void have not been secured and delivered to the Purchaser by the Sellers, the failure to obtain and deliver any such consents shall be deemed a Title Defect for such leases as of Closing.

                                 b.        Contractual Restraints on Assignments. Schedule 5(b) contains a list of all contractual restraints on assignments of executory contracts including but not limited to farmins, farmouts, or agreements or options for earning of acreage affecting the Properties. As soon as practical after Closing, the Sellers shall notify each party to such contracts of the Purchaser's purchase of the effected Properties. With regard to Properties that are not material, the Sellers shall use reasonable efforts to provide a list of all contractual restraints on assignment of executory contracts as soon as practical but not later than thirty (30) days after the Closing.

                6.             VALUE OF TITLE FAILURES. The value of the title failure or Title Defect shall be determined by mutual agreement between the Purchaser and the Sellers within twenty (20) days after notice, taking into account the legal effect of the Title Defect giving rise to the title failure, the potential economic effect before tax of the Title Defect on the life of the Property involved and applicable contract provisions but such value shall not exceed the pro rata portion of the cash consideration paid to Sellers under Section 3 attributable to the net mineral acreage subject to the Title Defect.

                7.            LEASE REACQUISITION, AMI AND RIGHT OF FIRST REFUSAL. The parties agree to create an Area of Mutual Interest ("AMI") comprising all of the lands identified as the Hackberry Creek Prospect, which shall be included within the provisions of the JOA. The term of the AMI as to the Hackberry Creek Prospect shall expire three (3) years from the date of the JOA or when all leases expire within the AMI boundary whichever is longer. During the term of the AMI and within the AMI boundary, if any party hereto (the "Acquiring Party") acquires any oil and gas leasehold interest, unleased mineral interest, or the right to earn any such interest, directly or indirectly (through any individual or entity associated or affiliated with such party), the Acquiring Party shall, within fifteen (15) days following such acquisition, notify the other parties to this AMI provision, or a counterpart thereof (the "Offerees") of such acquisition. The notice from the Acquiring Party to the Offerees shall include a copy of all instruments of acquisition and any other pertinent available data, and an itemized statement of the actual costs and expenses incurred by the Acquiring Party in acquiring such interest, excluding, however, costs and expenses of its own personnel. Each Offeree shall have fifteen (15) days after the receipt of such notice within which to notify the Acquiring Party of its election to acquire its proportionate interest in the interest acquired by the Acquiring Party. The proportionate interests will be based upon the Parties' respective Working Interests, either before or after Project Payout, as the case may be. If the Acquiring Party has not received actual notice of the election of an Offeree to acquire its proportionate interest within the 15-day period, it shall be conclusively presumed that the Offeree has rejected the offer. If an Offeree notifies the Acquiring Party within the aforesaid time period of its election to purchase its proportionate interest in the interest acquired, the Acquiring Party shall promptly invoice the Offeree for its proportionate part of the actual third party costs incurred in the acquisition, along with a written agreement whereby the Offeree assumes its proportionate share of all terms, conditions, provisions, obligations and liabilities assumed by the Acquiring Party in connection with such acquisition. Notwithstanding any of the foregoing, however, if a well is being drilled within the AMI at the time of acquisition, the result of which could affect the value of the interest so acquired, the Acquiring Party shall so advise the Offerees, and the election to acquire a proportionate interest in the acquired interest must be made within forty-eight (48) hours after receipt of such notice. Failure of an Offeree to timely respond in either case to the Acquiring Party shall be conclusively deemed an election by such party not to acquire its proportionate interest in the acquired interest. In the event Seller should elect not to acquire its proportionate interest in such acquisition, or should fail to timely exercise its option, the reserved Overriding Royalty Interest and Back-In After Prospect Payout Interest will remain applicable thereto. The original Acquiring Party shall, promptly after the expiration of the response period, notify each of the parties who have elected to acquire an interest that the non-electing party or parties named in the notice have failed or refused to exercise their option. Each of the parties so notified and the original Acquiring Party shall have the option for forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such second notice to acquire the remaining interest in the proportion that the interest of each such party bears to the total interest of all parties hereto desiring to acquire the remaining interest. Should one of the parties electing to share in the acquisition in the first instance elect not to acquire any additional interest, such remaining interest shall again be offered to the other parties and shared in the same manner as provided in the immediately preceding sentence. Promptly upon determination of the proportionate ownership of such acquisition, the parties electing to participate therein shall pay the Acquiring Party their respective proportionate share of the total cost thereof.

If an Offeree elects to acquire its proportionate interest and assumes its obligations, as hereinabove set forth, the Acquiring Party shall, after such Offeree has paid the invoice amount and executed and delivered the written agreement provided for above, execute and deliver a written assignment in recordable form covering the Offeree's proportionate share in the acquired interest, which assignment shall be made without any warranty of title, express or implied, except to claims of all persons claiming or to claim the same or any part thereof by, through or under the Acquiring Party, but not otherwise. Such assignment shall also be made subject to the terms of this Agreement.

                8.             REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE SELLERS. Except as specifically set forth on the disclosure schedules delivered by Sellers to the Purchaser (the parts of which are numbered to correspond to the individual section numbers of this Section 8), each Seller hereby represents, warrants, and covenants to the Purchaser as follows:

                                 a.        Requisite Power and Authority.

                                                        i.        Seller has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Seller's part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

                                                        ii.        Seller represents that it has obtained all necessary consents and/or approvals of all of its Members to enter into this Agreement and to perform its obligations set forth hereunder.

                                 b.        Ownership. Seller is the lawful owner of or has the right to transfer to Purchaser each of the Acquired Assets being transferred by it pursuant hereto, subject to matters of record in Lavaca and Colorado Counties, Texas, prior in time to the date of the applicable lease and those matters listed on Schedules 5(a) and 5(b). The delivery to Purchaser of the appropriate assignments of interest subject to the matters required under Schedule 5(a) and 5(b) will vest good and marketable title to the Acquired Assets in Purchaser, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind by, through, or under Seller. There are no outstanding agreements, options or commitments of any nature obligating the Seller to transfer any of the Acquired Assets or rights or interests therein to any party other than Purchaser.

                                 c.        No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Seller; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any governmental entity applicable to Seller; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract except as provided on Schedules 5(a) and 5(b); (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Seller; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any governmental entity.

                                 d.        Consents. All consents and notices required to be given by or on behalf of Seller before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives binding upon Seller are described on Schedule 8(d) and all such consents have been duly obtained and are in full force and effect.

                                 e.        Basic Documents. (i) All Basic Documents to which Seller is a party or by which it is bound are in full force and effect and are the valid and legally binding obligations of the Seller and are enforceable in accordance with its respective terms; (ii) the Seller is not in breach of default with respect to any of its material obligations pursuant to any such Basic Document or any regulations incorporated therein or governing same; (iii) all payments including, without limitation, royalties, and valid calls under unit or joint operating agreements due thereunder have been made by Seller; (iv) to the knowledge of the Seller, no other party to any such Basic Documents (or any successor in interest thereto) is in breach of default with respect to any of its obligations thereunder; (v) there has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller, or to the knowledge of Seller with respect to any other party; and (vi) neither Seller or any other party to any Basic Document have given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reaffirmation of any such Basic Document or any material provision thereof, except as set out on Schedule 8(e).

                                 f.         Leases. With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, and other documents creating interests comprising the Acquired Assets, except as otherwise disclosed in the Schedules (i) such interests are to be transferred to the Purchaser hereunder without reservation by Seller of any interest other than those set out in Section 4(a) and the reassignment rights; (ii) Seller has fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents and is fully qualified to own and hold all such leases or other interests; (iii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, except as such increases are reflected in Schedule 8(f); (iv) there are no royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalty on any basis other than fair market value at the well head, except with respect to natural gas liquids extracted and gas processing facilities; (v) upon the establishment of production in commercial quantities the leases and other interests are to be in full force and effect over the economic life of the Property involved and do not have terms fixed by a certain number of years.

                                 g.        Operating Agreements. Schedule 8(g) is a true and complete copy of the Joint Operating Agreement ("JOA") covering the Properties.

                                 h.        Legal Proceedings. Except as shown in Schedule 8(h), there is no suit, action, claim, investigation by any person or entity or by any administrative agency or governmental body, and no legal administrative or arbitration proceeding pending or, to the Seller's best knowledge, threatened against Seller which has materially adversely affected or may so affect the Acquired Assets.

                                 i.        Permits. The Seller has been granted all governmental licenses and permits and has properly made all filings necessary and appropriate to obtain such licenses and permits and to own and operate the Acquired Assets as presently being owned and operated, and such licenses, permits and filings are in full force and effect and no material violations exist or have been recorded in respect of any such licenses, permits or filings, no proceeding is pending or Seller's best knowledge is threatened looking toward the challenge, revocation or limitation of any such licenses, permits or filings, the failure of which would have a materially adverse effect on the Acquired Assets.

                9.             REPRESENTATION, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents, warrants, and covenants to the Sellers as follows:

                                 a.        Organization, Good Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada and qualified to do business in and is in good standing in the State of Texas. The Purchaser has all requisite corporate power and authority to execute and deliver and thereafter to carry out the provisions of this Agreement.

                                 b.        Authorization; Binding Obligations. This Agreement, when executed and delivered, will be a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

                10.           SUBSEQUENT OPERATIONS. The Purchaser will operate the Properties that comprise the Acquired Assets as Contract Operator and any other properties purchased by the parties in the AMI, under the terms of the JOA (as defined in Section 8(g)). Drilling and completion operations on the first well (or substitute therefore) commenced on the Hackberry Creek Area will be conducted in accordance with the JOA including without limitation, the non-consent penalty provisions. Such provisions provide, in part, that parties electing, or deemed to elect, not to participate in the drilling of an initial test well or substitute therefore, will release, relinquish and forfeit all right, title and interest in and to the Hackberry Creek Area; provided, however, in the case of ZaZa, or Eli Smith, as the non-participants, the Reserved Overriding Royalty Interest and the Back-In After Prospect Payout Interest will remain applicable to such Prospect Area.

                11.           COVENANTS OF THE SELLERS.

                                 a.        Consents and Approvals. Each Seller shall use its reasonable efforts to obtain all such provisions, approvals and consents by federal, state and local governmental authorities and others as may be required, to vest title to its Properties in the Purchaser as provided hereunder and for the subsequent use and operation by the Purchaser of the Properties, or as may be otherwise reasonably requested by the Purchaser.

                                 b.        Transfers. From the date of this Agreement until the Closing Date, the Sellers shall not, and shall not cause their respective officers, directors, shareholders and affiliates to, sell, assign, transfer, mortgage, convey or otherwise dispose of any of the Properties to any party, other than as may be required with respect to the Overriding Royalty Interests and Back-In After Payout Rights.

                                 c.        Operations. From the date of this Agreement until the Closing Date, the Purchaser shall operate the Properties in the ordinary course of business as a reasonably prudent operator, under the terms of the JOA.

                                 d.        Defaults. Each Seller shall give prompt written notice to the Purchaser of any defaults (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting any material portion of the Properties or which binds any of the Properties.

                                 e.         Further Assurances. At any time from and after the Closing Date, the Sellers shall, upon request of the Purchaser, execute, acknowledge, and deliver to Purchaser such further instruments of conveyance, assignment, and transfer and take such other action as the other party may reasonably request in order to more effectively perfect and cure, convey, assign, transfer and deliver title to the Acquired Assets, all as contemplated by this Agreement.

                12.           CONDITIONS TO CLOSING.

                                 a.        Conditions Precedent to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at Closing are subject to each of the following conditions:

                                                        i.        The representations and warranties of the Sellers contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof, shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date, except to the extent that the failure to be so true would not materially and adversely affect the ability of the Sellers to consummate the transaction contemplated by this Agreement or materially and adversely affect the Acquired Assets.

                                                        ii.        As of the Closing Date, Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it unless mutually waived by the parties hereto.

                                                        iii.        As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided.

                                                        iv.        As of the Closing Date, no suit, action or other proceeding shall be pending or threatened against the Sellers which could result in a material impairment or loss of value as to the Acquired Assets.

                                                        v.        The Purchaser shall have consummated the Financing.

                                 b.        Conditions Precedent to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement at Closing are subject to each of the following conditions:

                                                        i.        The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof, shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date, except to the extent that the failure to be so true would not materially and adversely affect the ability of the Purchaser to consummate the transaction contemplated by this Agreement.

                                                        ii.        As of the Closing Date, the Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it unless mutually waived by the parties hereto.

                                                        iii.        As of the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided.

                                                        iv. The Purchaser shall have consummated the Financing.

                13.           TERMINATION.

                                 a.        Right of Termination. This Agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

                                                        i. by mutual consent of the parties; or

                                                        ii. by the Sellers on the one hand or by the Purchaser on the other if the Closing shall not have occurred by August __1__, 2009.

                                 b.        Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Section 13, this Agreement shall become void and have no effect and neither party shall have any further right or duty to the other hereunder, except as expressly provided to the contrary herein.

                14.          MISCELLANEOUS.

                                 a.        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its choice-of-law principles.

                                 b.        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                                 c.         Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                                 d.        Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the parties intend that (a) in lieu of such provision there be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable and (b) the validity, legality and enforceability of the remaining provisions, or any subsequent applications thereof, shall not in any way be affected or impaired thereby.

                                 e.        Amendment. This Agreement may be amended or modified only upon the written consent of the Purchaser and the Seller.

                                 f.        Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

                                 g.        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective party at the address set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto:

Addresses for Notices:

If to Purchaser:	REOSTAR ENERGY CORPORATION Attn: Mark Zouvas 3880 Hulen St., Ste. 500 Fort Worth, Texas 76107 Tel: (817) 989-7367 Fax: (817) 989-7368

With a copy to:	Greenburg Traurig Attn: Raymond A. Lee, Esq. 3161 Michelson Drive, Suite 1000 Irvine, CA 92612-4410 Tel: (949) 732-6510 Fax: (949) 732-6501

If to Seller:	ZAZA ENERGY, LLC Attn: Gaston Kearby 600 Leopard St., Ste. 2100 Corpus Christi, Texas 78473 Tel: (361) 884-9105 Fax: (361) 884-9107

With a copy to:	Crady, Jewett & McCulley, LLP Attn: Chris Goodrich 2727 Allen Parkway, Suite 1700 Houston, Texas 77019-2125 Tel: (713) 739-7007 Fax: (713) 739-8403

                                 h.        Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

                                 i.         Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                                 j.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                 k.        Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 14(k) being untrue.

                                 l.         Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date set forth in the first paragraph hereof.

SELLERS:

ZAZA ENERGY, LLC,
a Texas limited liability company

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

ELI SMITH AND ASSOCIATES

By:   /s/ Eli Smith

Name:   Eli Smith

Title: _________________________________________

PURCHASER:

REOSTAR ENERGY CORPORATION,
a Nevada corporation

By:   /s/ Mark S. Zouvas

Name:  Mark S. Zouvas

Title:   Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT